EXHIBIT 99.1

Aligos Therapeutics Reports Fourth Quarter and Full Year 2020 Financial Results and Recent Business Highlights

- Advanced ALG-010133 and ALG-000184 into the clinic - both expected to generate safety and antiviral activity data in Chronic Hepatitis B (CHB) patients in 2021
- Listed on NASDAQ Global Select Market under the symbol ALGS and raised $167.2 million in gross proceeds from the Initial Public Offering (IPO), inclusive of the underwriters’ exercise of their overallotment option
- Cash, Cash Equivalents and investments of $243.5 million as of December 31, 2020

SOUTH SAN FRANCISCO, Calif., March 23, 2021 (GLOBE NEWSWIRE) -- Aligos Therapeutics, Inc. (Nasdaq: ALGS), a clinical stage biopharmaceutical company focused on developing novel therapeutics to address unmet medical needs in viral and liver diseases, today announced its financial results for the fourth quarter and full year 2020 and provided an overview of recent business highlights.

"Last year was a transformative year for Aligos,” said Larry Blatt, PhD, MBA, CEO of Aligos. “During 2020, we became both a well-financed public company, via our $167.2 million IPO, as well as a clinical stage company by advancing our first two CHB assets, ALG-010133 and ALG-000184, into the clinic. This year is on track to be similarly impactful for Aligos as we expect to generate important proof of activity data in CHB patients for both ALG-010133 and ALG-000184 as well as advancing two more assets, ALG-020572 and ALG-055009, into the clinic.”

“The advancement of these four drug candidates towards and in the clinic this year represents the culmination of three years of hard work by all of our employees,” noted Leo Beigelman, PhD, President of Aligos. “We look forward to seeing the clinical results of these efforts.”

Recent Business Highlights

Aligos Portfolio of Drug Candidates:

  ALG-010133 (an S-antigen Transport-inhibiting Oligonucleotide Polymer (STOPS™) molecule that is designed to decrease hepatitis B surface antigen (HBsAg) levels)
    Single and multiple ascending dose (SAD/MAD) evaluation in healthy volunteers (HV) was completed generating data supportive of commencing dosing in CHB patients.
    Enrollment of CHB patients is ongoing. The study is evaluating 12 weeks of once weekly subcutaneous ALG-010133/placebo dosing in virologically suppressed CHB patients. Safety and antiviral data from the initial cohort(s) is expected in the second half of 2021.
  ALG-000184 is a small molecule class II capsid assembly modulator (CAM) that is designed to target hepatitis B virus (HBV) capsid assembly, resulting in decreased HBV DNA/RNA levels, as well as the establishment of covalently closed circular DNA (cccDNA)
    SAD/MAD evaluation in HV was completed generating data supportive of commencing dosing in CHB patients.
    Screening in CHB patients has commenced. The study is evaluating 28 days of once daily oral dosing of ALG-000184 or placebo in treatment naïve/currently not treated patients. Safety and antiviral data from the initial cohort(s) expected in the second half of 2021.
  ALG-020572 (antisense oligonucleotide (ASO) that is designed to decrease HBsAg levels)
    Advanced into clinical trial application (CTA)-enabling toxicology studies. Planned to begin Phase 1 study in the second half of 2021.
  ALG-055009 (thyroid hormone beta agonist that is designed to reduce plasma and liver lipid levels in nonalcoholic steatohepatitis (NASH))
    Advanced into CTA-enabling toxicology studies. Planned to begin Phase 1 study in the second half of 2021.
  ALG-125755 (small interfering RNA (siRNA) that is designed to decrease HBsAg levels)
    Drug candidate identified and advancing into nonclinical studies. CTA-enabling toxicology studies planned for the second half of 2021.

Corporate:

  Expanded the management team with the appointment of Lesley Ann Calhoun as Executive Vice President, Chief Financial Officer in June 2020. Ms. Calhoun is an experienced finance executive with 17+ years in the biopharmaceutical industry as well as an earlier career in U.S. and multinational technology companies and public accounting. Prior to Aligos, she served as Senior Vice President of finance & administration and Chief Accounting Officer at Global Blood Therapeutics, Inc.

  Awarded €1.8 million Flemish Agency for Innovation and Entrepreneurship (VLAIO) grant to advance chronic hepatitis B research.

CHB Related License & Collaboration Agreements:

  Aligos and Emory University Announce Expanded License Agreement and Ink Collaboration Agreement for CHB (Q2’20)
    The expanded license includes additional technology developed at Emory and relates to Aligos’ CAM efforts in CHB.
    The collaboration pertains to the synthesis and evaluation of CAM compounds arising from the additional licensed technology pursuant to a one-year research plan with an option to extend the plan for a second year.

Coronavirus Related License & Collaboration Agreements:

  Aligos Expands Licensing Agreement with Luxna Biotech in Oligonucleotide Technology to Include Novel Coronavirus Targets (Q3’20)
    The expanded agreement grants Aligos exclusive rights to use Luxna’s technology to target the genomes of certain families of respiratory viruses, including Coronaviridae, which includes SARS-CoV-2, the virus which causes COVID-19.
  Aligos and KU Leuven Announce a Collaboration and License Agreement for the Development of a Therapeutic Candidate Targeting Coronavirus (Q3’20)
    The agreement with KU Leuven pertains to the parties’ collaboration to develop coronavirus protease inhibitors as potential therapeutic candidates to address the COVID-19 pandemic and grants to Aligos exclusive, worldwide rights to manufacture and commercialize any such resulting therapeutics.

NASH Related License & Collaboration Agreement:

  Aligos Enters into an Exclusive License and Research Collaboration Agreement with Merck to Discover and Develop an Oligonucleotide Therapy for NASH (Q4’20)
    The collaboration relates to the parties’ application of Aligos’ oligonucleotide platform technology to discover, research, optimize and develop oligonucleotides directed against a NASH target (and up to one additional target of interest in the cardiometabolic/fibrosis space). Under the agreement, Merck is granted exclusive, worldwide rights to conduct subsequent research, clinical development and commercialization efforts of the oligonucleotides resulting from the collaboration efforts.

Financial Results for the Fourth Quarter and Full Year 2020

Cash, cash equivalents and investments totaled $243.5 million on December 31, 2020 compared with $127.7 million on December 31, 2019, reflecting the $167.2 million in gross proceeds from the Company’s initial public offering in October 2020, inclusive of the underwriters’ exercise of their overallotment option.

Net losses for the fourth quarter and full year 2020 were $34.4 million and $108.5 million, respectively, or basic and diluted net loss per common share of $1.09 and $10.87, respectively. This compared to net losses of $18.2 million and $52.3 million, respectively, or basic and diluted net loss per common share of $7.27 and $26.04, respectively for the same periods in 2019.

Research and development (R&D) expenses were $28.1 million and $79.9 million for the fourth quarter and full year 2020, respectively, compared to $15.0 million and $44.0 million for the same periods in 2019, respectively. The increase in R&D expenses for both comparative periods is primarily attributable to increased expenses related to the Company’s development of ALG-010133 and ALG-000184 clinical trial activities, as well as increases in salaries and employee-related expenses. Total R&D stock-based compensation expense incurred for the three months ended December 31, 2020, was $0.7 million compared with $0.1 million for the same period in 2019. Total R&D stock-based compensation expense incurred in the year ended December 31, 2020, was $1.0 million, compared with $0.5 million for the same period in 2019.

General and administrative (G&A) expenses were $6.2 million and $17.9 million for the fourth quarter and full year 2020, respectively, compared to $3.5 million and $10.0 million for the same periods of 2019, respectively. The increase in G&A for both comparative periods is primarily attributable to higher employee-related costs associated with the growth of the Company’s operations and additional professional and consulting services related to being a public company. Total G&A stock-based compensation expense incurred for the three months ended December 31, 2020, was $0.6 million compared with $0.1 million for the same period in 2019. Total G&A stock-based compensation expense incurred in the year ended December 31, 2020, was $1.9 million, compared with $0.3 million for the same period in 2019.

About Aligos

Aligos Therapeutics, Inc. is a clinical stage biopharmaceutical company that was founded in 2018 with the mission to become a world leader in the treatment of viral infections and liver diseases. Aligos is focused on the discovery and development of targeted antiviral therapies for chronic hepatitis B (CHB) and coronaviruses as well as leveraging its expertise in liver diseases to create targeted therapeutics for nonalcoholic steatohepatitis (NASH). Aligos’ strategy is to harness the deep expertise and decades of drug development experience its team has in liver disease, particularly viral hepatitis, to rapidly advance its pipeline of potentially best-in-class molecules.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this press release that are not historical facts may be considered “forward-looking statements,” including without limitation statements regarding Aligos’s expectations in generating proof of activity data in CHB patients for both ALG-010133 and ALG-000184 as well as advancing ALG-020572 and ALG-055009 into the clinic in 2021; expectations in receiving safety and antiviral data from the initial CHB patient cohort(s) in the ALG-010133 study in the second half of 2021; expectations in receiving safety and antiviral data from the initial CHB patient cohort(s) in the ALG-000184 study in the second half of 2021; plans to begin Phase 1 study for ALG-020572 in the second half of 2021; plans to begin Phase 1 study for ALG-055009 in the second half of 2021; and plans to advance ALG-125755 into CTA-enabling toxicology studies in the second half of 2021. Forward-looking statements are typically, but not always, identified by the use of words such as “may,” “will,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology indicating future results. Such forward-looking statements are subject to substantial risks and uncertainties that could cause our development programs, future results, performance or achievements to differ materially from those anticipated in the forward-looking statements. Such risks and uncertainties include without limitation risks and uncertainties inherent in the drug development process, including Aligos’s clinical-stage of development, the process of designing and conducting clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, Aligos’s ability to successfully establish, protect and defend its intellectual property, other matters that could affect the sufficiency of Aligos’s capital resources to fund operations, reliance on third parties for manufacturing and development efforts, changes in the competitive landscape and the effects on our business of the worldwide COVID-19 pandemic. For a further description of the risks and uncertainties that could cause actual results to differ from those anticipated in these forward-looking statements, as well as risks relating to the business of Aligos in general, see Aligos’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2021 and its future periodic reports to be filed with the Securities and Exchange Commission. Except as required by law, Aligos undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances, or to reflect the occurrence of unanticipated events.

Aligos Therapeutics, Inc Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)

Operating Expenses:
Research and development	$28,081	$14,973	$79,890	$44,038
Selling, general and administrative	6,205	3,463	17,944	10,005
Total operating expenses	34,286	18,436	97,834	54,043

Loss from operations	(34,286)	(18,436)	(97,834)	(54,043)

Interest and other income (expense), net	85	337	(10,548)	1,864

Loss before income tax expense	(34,201)	(18,099)	(108,382)	(52,179)

Income tax expense	(219)	(85)	(161)	(85)

Net loss	$(34,420)	$(18,184)	$(108,543)	$(52,264)

Basic and diluted net loss per common share	$(1.09)	$(7.27)	$(10.87)	$(26.04)
Weighted-average number of shares used in computing basic and diluted net loss per common share	31,465,208	2,500,501	9,988,191	2,007,173

Aligos Therapeutics, Inc Condensed Consolidated Balance Sheets (in thousands)

	December 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$220,383	$69,565
Short-term investments	23,130	48,098
Prepaid expenses and other current assets	6,504	2,563
Total current assets	250,017	120,226
Long-term investments	-	10,019
Other assets	15,285	16,275
Total assets	$265,302	$146,520

Current liabilities	$30,274	$13,818
Other liabilities, noncurrent	14,989	15,514
Total liabilities	45,263	29,332
Total stockholders’ equity	220,039	117,188
Total liabilities and stockholders’ equity	$265,302	$146,520

Media Contact
Amy Jobe, Ph.D.
LifeSci Communications
+1 315 879 8192
ajobe@lifescicomms.com

Investor Contact
Corey Davis, Ph.D.
LifeSci Advisors
+1 212 915 2577
cdavis@lifesciadvisors.com